EXHIBIT 99.1
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                                  PRESS RELEASE

April 28, 2004
Financial Contact:  Barry Rosen  (503) 323-2720
Press Contact: Tom Zelenka (503) 323-2821 www.schnitzersteel.com

               SCHNITZER IMPROVES THIRD QUARTER EARNINGS GUIDANCE
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PORTLAND, OREGON - April 28, 2004 - Schnitzer Steel (NASDQ: SCHN) today announced that it anticipates significantly higher operating income for its fiscal 2004 third quarter ending May 31, 2004. In its second quarter earnings release, issued on April 1, 2004, the Company estimated its third quarter 2004 operating income would be in the range of $38 million to $43 million. However, in the past two weeks the Company's third quarter outlook has improved based upon increased visibility of market factors, including sales prices and volumes coupled with lower than anticipated raw material and freight costs for both its wholly-owned and joint venture metals recycling businesses, and stronger demand for finished steel.

Based upon the revised forecast, the Company estimates that its fiscal 2004 third quarter operating income will be 40% to 50% above the range previously provided. Although the Company does not normally update its outlook during the quarter, it is making an exception to its policy to share this significant update with investors.

Consumption of recycled metal remains strong throughout the world. Market prices for recycled ferrous metal have declined from the record levels reported by the media in March 2004, but continue to remain well ahead of the average prices reported by the Company during the first half of fiscal 2004. The Company's third quarter margins are further benefiting from a reduction in its cost of unprocessed metal and lower ocean freight rates.

The Company's finished steel business is also seeing improving consumption for all of its product lines. Third quarter-to-date sales volumes are ahead of management's previous estimates. Anticipated third quarter price increases are being attained and additional price increases for rebar and wire rod have been announced to take effect for May 2004 and June 2004 shipments, respectively.

As expected, the Auto Parts Business is experiencing seasonably strong retail demand and the integration of its three new Canadian stores is going well and is on pace with the acquisition plan.

As always, it's difficult to predict with certainty the outlook for the Company's future financial performance, especially looking out beyond 60-90 days. However, the Company continues to believe that the underlying fundamentals for its business are strong. Based upon current information, the Company estimates that fourth quarter 2004 operating income will be significantly higher than the $24.8 million reported in last year's fourth quarter.

Schnitzer Steel Industries, Inc. is one of the nation's largest recyclers of ferrous metals, a manufacturer of finished steel products and a leading self-service used auto parts retailer. The Company, with its joint venture partners, processes approximately 4.9 million tons of recycled
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ferrous metals per year. In addition, the Company's steel mill has an annual production capacity of approximately 700,000 tons of finished steel products. The Company and its joint venture partners operate primarily along the West Coast and Northeastern seaboard of the United States.

This news release contains forward-looking statements, within the meaning of
Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. One can generally identify these forward-looking statements because they contain "expect", "believe", "anticipate", "estimate" and other words that convey a similar meaning. One can also identify these statements, as they do not relate strictly to historical or current facts. Examples of factors affecting both Schnitzer Steel Industries, Inc.'s consolidated operations and its joint ventures (the Company) that could cause actual results to differ materially from current expectations are the following: volatile supply and demand conditions affecting prices and volumes in the markets for both the Company's products and raw materials it purchases; world economic conditions; world political conditions; changes in federal and state income tax laws; foreign currency fluctuations; competition; seasonality, including weather; energy supplies; freight rates; the predictability of joint venture operating results; and the inability to complete expected large scrap export shipments in the period, all as discussed in more detail under the heading "Factors That Could Affect Future Results" in the Company's most recent quarterly report on Form 10-Q. One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company's forward-looking statements. Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties. The Company does not assume any obligation to update any forward-looking statement.

For more information about Schnitzer Steel Industries, Inc. go to www.schnitzersteel.com.
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